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                          MANAGEMENT SERVICES AGREEMENT

            THIS MANAGEMENT SERVICES AGREEMENT (the "Agreement") is entered into as of this day of May 1996, by and between Decor Group, Inc, a Delaware corporation, having an office at 320 Washington Street, Mt. Vernon, New York 10553 (hereinafter "Decor"), and Interiors, Inc. , a Delaware corporation, having offices at 320 Washington Street, Mt. Vernon, New York 10553 (hereinafter "Interiors").

            NOW, THEREFORE, in consideration of the mutual promises of the parties hereinafter set forth, Decor and Interiors hereto agree as follows:

            1.Retention as Management Advisor. Subject to each of the terms, conditions and provisions of this Agreement, Decor hereby retains Interiors and Interiors hereby agrees to be retained by Decor to perform those managerial functions set forth in Section 4 of this Agreement.

            2. Term. Subject to the provisions for termination set forth herein, this Agreement shall be from the date of this Agreement through the second anniversary hereof, and automatically renewable annually thereafter unless the non-terminating party receives written notice from the terminating party of termination at least sixty (60) days prior to the renewal date.

            3. Compensation. As compensation to Interiors for its management and advisory services to Decor under this Agreement, Decor agrees to pay to Interiors an annual fee (the "Management Fee") equal to the greater of (i) $75,000 or (ii) 1 1/2% of Excess Cashflow of Artisan Acquisition Corporation. "Excess Cashflow" shall mean operating cashflow as defined by generally accepted accounting principles (a) less (i) principal and interest payable with respect to indebtedness, (ii) taxes, and (iii) capital expenditures, and (b) adjusted to reflect changes in working capital. The Management Fee shall be paid annually within 90 days following the end of the relevant fiscal year.

            4. Duties as Management Advisor. Interior's shall provide assistance in the design, manufacturing marketing and distribution of Decor's products, as well as providing accounting and administrative services and strategic planning with regard to joint ventures, acquisitions and other long term business initiatives (the "Services"). The Services shall be rendered upon the reasonable request of Decor, and Interiors shall devote as much time as reasonably necessary to complete its management services obligations to Decor.

            5. Decisions. Decor reserves the right to make all decisions


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with regard to any matter upon which Interiors has rendered its advice and consultation, and there shall be no liability to Interiors for any such advice accepted by Decor pursuant to the provisions of this Agreement, unless such advice was the result of willful misconduct or gross negligence on the part of Decor.


            6. Authority of Management Advisor. Interiors shall have authority only to act as a consultant and advisor to Decor. Interiors shall have no authority to enter into any agreement or to make any representation, commitment or warranty binding upon Decor or to obtain or incur any right, obligation or liability on behalf of Decor.

            7. Independent Contractor. Except as may be expressly provided elsewhere in this Agreement, Interiors shall act as an independent contractor and shall have complete charge of its personnel engaged in the performance of the Services.

            8. Books and Records. Interior's books and records with respect to the Services and any reimbursable costs ("Books and Records") shall be kept at Interior's offices located at 320 Washington Street, Mt. Vernon, New York. The Books and Records shall be kept in accordance with recognized accounting principles and practices, consistently applied, and shall be made available for Decor or Decor's representatives, with inspection and copying at all times being made available during regular office hours. Interiors shall not be required to maintain the Books and Records for more than three (3) years after termination of this Agreement.

            9. Confidential Information.

            9.1 The parties acknowledge that during the course of provision of the Services, Decor may disclose information to Interiors or its affiliated companies. Interiors shall treat such information as Decor's confidential property and safeguard and keep secret all such information about Decor, including reports and records, customer lists, trade lists, trade practices, and prices pertaining to Decor's business.

            9.2 Interiors shall exercise its best efforts and shall cause any of its affiliated companies to exercise their best efforts to prevent any confidential information from being disclosed to third parties, except as necessarily required in the performance of the Services and except under terms of confidentiality satisfactory to Decor. This obligation shall remain in effect until Decor shall release Interiors or its affiliated companies from their obligations under this paragraph 9, but in no event later than three (3) years after the completion of the


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Services. Interiors shall not use any of Decor's confidential information in any way that is or may be detrimental to the interests of Decor, directly or indirectly, either during the term of this Agreement or at any time thereafter.

            10. Indemnification. Decor agrees to indemnify and hold Interiors and its officers, directors and agents harmless from damages, losses or expenses, including, without limitation, reasonable attorneys' fees and expenses, incurred or paid directly or indirectly, by Interiors as a result of or arising out of any actions taken by Interiors in connection with the performance of the Services under this Agreement. Interiors agrees to indemnify and hold Decor and its officers, directors and agents harmless from damages, losses or expenses, including, without limitation, reasonable attorneys' fees and expenses, incurred or paid directly or indirectly, by Decor as a result of or arising out of any actions taken by Interiors in connection with the performance of the Services under this Agreement.

            11. Notices and Communications.

            11.1 All communications relating to the day-today activities necessary to render the Services shall be exchanged between the respective representatives of Decor and Interiors, who will be designated by the parties promptly upon commencement of the Services.

            11.2 All other notices, demands, and communications required or permitted hereunder shall be in writing and shall be delivered personally to the respective representatives of Decor and Interiors set forth below or shall be sent by a nationally recognized overnight courier or mailed by registered mail, postage prepaid, return receipt requested. Notices, demands and communications hereunder shall be effective: (i) if delivered personally, on delivery; or (ii) if mailed, forty-eight (48) hours after deposit thereof in the United States mail addressed to the party to whom such notice, demand, or communication is given. Until changed by written notice, all such notices, demands and communications shall be addressed as follows:

            If to Decor:

                        320 Washington Street
                        Mt. Vernon, New York 10553
                        Attn: Donald Feldman
                              President

            If to Interiors:


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                        320 Washington Street
                        Mt. Vernon, New York 10553
                        Attn: Max Munn
                                 President

            12. Assignments. Interiors shall not assign this Agreement in whole or in part without the prior written consent of Decor.

            13. Applicable Law and Severability. This document shall, in all respects, be governed by the laws of the State of New York applicable to agreements executed and to be wholly performed within the State of New York. Nothing contained herein shall be construed so as to require the commission of any act contrary to law, and wherever there is any conflict between any provisions contained herein and any contrary present or future statute, law, ordinance or regulation, the latter shall prevail, but the provision of this document which is affected shall be curtailed and limited only to the extent necessary to bring it within the requirements of the law.


            14. Further Assurances. Each of the parties hereto shall execute and deliver any and all additional papers, documents and other assurances, and shall do any and all acts and things reasonably necessary in connection with the performance of their obligations hereunder and to carry out the intent of the parties hereto.

            15. Attorneys' Fees. In the event any action is instituted by a party to enforce any of the terms and provisions contained herein, the prevailing party in such action shall be entitled to such reasonable attorneys' fees, costs and expenses as may be fixed by the court.

            16. Successors and Assigns. Subject to the foregoing, all the terms and conditions contained herein shall inure to the benefit of and shall be binding upon the parties hereto and their respective heirs, personal representatives, successors and assigns.

            17. Captions. The captions appearing at the commencement of the paragraphs hereof are descriptive only and for convenience and reference. Should there be any conflicts between any such caption and the paragraph at the head of which it appears, the paragraph and not such caption shall control and govern in the construction of this document.

            18. Modifications or Amendments. No amendment, change


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or modification of this document shall be valid unless it is in writing and signed by all the parties hereto and expressly states that it is an amendment, change or modification of this Agreement is intended.

            19. Separate Counterparts. This document may be executed in one or more separate counterparts, each of which, when so executed, shall be deemed to be an original. Such counterparts shall, together, constitute and be one and the same.

            20. Entire Agreement. This Agreement shall constitute the entire understanding and agreement between the parties hereto and shall supersede any and all letters of intent, whether written or oral, pertaining to the subject matter of this Agreement.


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            IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized officers on the date first appearing above.

                              DECOR GROUP, INC.


                              By /s/ Donald Feldman
                                 ______________________________________


                                 Donald Feldman,
                                 President

                              INTERIORS, INC.


                              By /s/ Max Munn
                                 ______________________________________
                                 Max Munn
                                 President


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